Exhibit 99.1
Dobson Communications Announces Pricing of Private Offerings of Senior
Floating Rate Notes and Senior Convertible Debentures
OKLAHOMA CITY, Sept. 7, 2005 — Dobson Communications Corporation (Nasdaq:DCEL), today announced the pricing of its private offerings of $150 million principal amount of Senior Floating Rate Notes due 2012 and $150 million principal amount of Senior Convertible Debentures due 2025. In addition, the Company may issue up to an additional $30 million principal amount of Senior Convertible Debentures upon exercise of an option granted to the initial purchasers.
The Senior Floating Rate Notes will bear interest at a rate equal to three-month LIBOR plus 4.25% and mature in 2012. The Company will have the right to redeem the Senior Floating Rate Notes any time on or after October 15, 2007, initially at a redemption price equal to 102% of the principal amount being redeemed, plus accrued interest.
The Senior Convertible Debentures will bear interest at a rate of 1.5% per annum and mature in 2025. If certain conditions are satisfied, the Senior Convertible Debentures will be convertible into shares of the Company’s Class A common stock at an initial conversion rate of 97.0685 per $1,000 principal amount of Senior Convertible Debentures (equivalent to an initial conversion price of approximately $10.30 per share), which represents a premium of 27.5% to the last reported sale price of the Class A common stock on the Nasdaq Stock Market on September 7, 2005 of $8.08 per share.
The Senior Convertible Debentures will be convertible if, among other things (1) there is a change in control of the Company or other fundamental change, including the dissolution of the Company or the delisting of the Company’s Class A common stock; (2) the closing price of the Class A common stock for 20 trading days in any quarter is more than 125% of the then-current conversion price of the Senior Convertible Debentures; or (3) during any five-trading-

day period the trading price of the Senior Convertible Debentures is less than 98% of the closing price of the Class A common stock during such five-day period multiplied by the then-current conversion rate of the Senior Convertible Debentures. Upon conversion, the Company has the right to deliver cash, shares of Class A common stock or a combination of cash and shares of Class A common stock. The conversion rate is subject to adjustment under certain circumstances.
The Company will have the right to redeem the Senior Convertible Debentures at any time on or after October 1, 2010 at a redemption price equal to 100% of the principal amount being redeemed, plus accrued interest. In addition, holders of the Senior Convertible Debentures will have the right to require the Company to repurchase all or part of the Senior Convertible Debentures on October 1, 2010, October 1, 2015 and October 1, 2020 or if there is a change of control or other fundamental change, in each case at a repurchase price equal to 100% of the principal amount being redeemed, plus accrued interest.
The Company intends to use the net proceeds from the offerings, along with cash on hand, to redeem the entire $299 million outstanding aggregate principal amount of its 10.875% Senior Notes due 2010, including accrued interest and the applicable redemption premium.
The offerings of the Senior Floating Rate Notes and Senior Convertible Debentures are not conditioned on each other and are expected to close on September 13, 2005, subject to customary closing conditions.
The Senior Floating Rate Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and the Senior Convertible Debentures will be offered only to qualified institutional buyers under Rule 144A. The notes and debentures (including any shares of common stock issuable upon conversion thereof) have not been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, market conditions and other factors that could affect the Company’s ability to complete the proposed debt offerings. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation
J. Warren Henry
Vice President, Investor Relations
(405) 529-8820